EXHIBIT 21.1

SUBSIDIARIES OF ROBERT HALF INTERNATIONAL INC.

Name of Subsidiary	Jurisdiction of Incorporation
Domestic Subsidiaries

RH Holding Company, Inc.	California

BMK Services, Inc.	California

BMK Resources, Inc.	California

Robert Half of California, Inc.	California

Cooperative Resources, Inc.	California

Golden State Temporaries, Inc.	California

RHI Staffing, Inc.	California

TM Holdings, Inc.	California

Robert Half of Texas G.P. Ltd	Delaware

XYZ-II, Inc.	Delaware

Atlantic Temporaries, Inc.	Delaware

Jersey Temporaries, Inc.	Delaware

Protiviti Inc.	Delaware

Protiviti Holdings Inc.	Delaware

Robert Half Incorporated	Florida

R-H International Advertising Fund, Inc.	Florida

OfficeTeam Inc.	Louisiana

Robert Half Corporation	Nevada

Robert Half Nevada Staff, Inc.	Nevada

Robert Half of Pennsylvania, Inc.	Pennsylvania

Monarch Staffing, L.P.	Texas

Texas Temp Limited Partnership	Texas

RHT, L.P.	Texas

Name of Subsidiary	Jurisdiction of Incorporation
Foreign Subsidiaries

Protiviti Pty Limited	Australia

Robert Half Australia Pty. Ltd.	Australia

Protiviti NV	Belgium

R.H.I. Belgium NV	Belgium

Protiviti Co.	Canada

Robert Half Canada Inc.	Canada

Protiviti Hong Kong Co. Ltd.	China

Protiviti Shanghai Co., Ltd.	China

Robert Half Czech Republic, s.r.o.	Czech Republic

Protiviti SAS	France

Robert Half International France SAS	France

Robert Half SAS	France

Protiviti GmbH	Germany

Robert Half Deutschland Beteiligungsgesellschaft mbH	Germany

Robert Half Deutschland GmbH & Co. KG	Germany

Robert Half Ireland Limited	Ireland

Protiviti S.r.l.	Italy

Robert Half S.r.l.	Italy

Protiviti Japan Co., Ltd.	Japan

Robert Half Japan Ltd.	Japan

Robert Half Sarl	Luxembourg

Protiviti Services S.R.L. de C.V.	Mexico

Protiviti S.R.L. de C.V.	Mexico

Protiviti B.V.	Netherlands

Robert Half Nederland B.V	Netherlands

Robert Half New Zealand Limited	New Zealand

Protiviti Pte. Ltd.	Singapore

Protiviti Limited	United Kingdom

Robert Half Holdings Limited	United Kingdom

Robert Half Limited	United Kingdom